Exhibit 21.1

Subsidiaries of Prenetics Global Limited

The following list sets forth the subsidiaries of Prenetics Global Limited:

Subsidiaries	Jurisdiction of Incorporation

Prenetics International Limited	British Virgin Islands

Prenetics Asia Limited	British Virgin Islands

Prenetics Limited	Hong Kong

Prenetics Limited Taiwan Branch	Taiwan

Oxsed Hong Kong Limited	Hong Kong

Prenetics ColoClear Limited	Hong Kong

Qianhai Prenetics Technology (Shenzhen) Co., Ltd. 前海皮樂迪科技(深圳) 有限公司	PRC

Zhuhai Prenetics Technology Co., Ltd. 珠海皮樂迪科技有限公司	PRC

Shanghai Prenetics Technology Co., Ltd. 上海歡因科技有限公司	PRC

Prenetics Pte Limited	Singapore

Prenetics EMEA Limited (formerly known as DNAFit Life Sciences Limited)	England & Wales

DNA Fit Limited	England & Wales

DNA Sport Limited	England & Wales

Oxsed Limited	England & Wales

DNAFIT Life Sciences Limited	England & Wales

Prenetics Innovation Labs Private Limited	India

Prenetics Africa (Pty) Limited	South Africa

Prenetics Consumer Healthcare Limited	England & Wales

Phoenix Care Topco Limited	England & Wales

AAC Merger Limited	Cayman Islands

Prenetics Holding Company Limited	Cayman Islands